EXHIBIT 11.1
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                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                             13 WEEKS ENDED
                                                                    ----------------------------------
                                                                      APRIL 27,          APRIL 28,
                                                                        1997                1996
                                                                    --------------     ---------------
                                                                               (Unaudited)

Financial statement computations:

    Income before income taxes                                      $     3,742        $     3,172
    Income tax expense                                                    1,508              1,300
    Minority interest                                                      (370)              (181)
                                                                    ------------       ------------

    Net income                                                      $     2,604        $     2,053
                                                                    ===========        ===========

Earnings per share:

    Shares used in primary earnings per share
    computations:
       Weighted average common shares outstanding                        31,472             31,298
       Net additional shares assuming options
         exercised and proceeds used to purchase
         treasury shares at average market price                            341                207
                                                                    -----------        -----------

       Common and common share equivalents                               31,813             31,505
                                                                    ===========        ===========

    Earnings per share assuming primary dilution                    $      0.08        $      0.07
                                                                    ===========        ===========

    Shares used in fully diluted earnings per share
    computation:  (1)
       Weighted average common shares outstanding                        31,472             31,298
       Net additional shares assuming options
         exercised and proceeds used to purchase
         treasury shares at higher of average market
         price and period-end market price                                  341                321
                                                                    -----------        -----------

       Common and common share equivalents                               31,813             31,619
                                                                    ===========        ===========

    Earnings per share assuming full dilution                       $      0.08        $      0.06
                                                                    ===========        ===========
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(1)  The calculation of fully diluted earnings per share excludes shares issuable pursuant to the conversion rights granted to holders under the
     Company's 5.25% Convertible Subordinated Notes issued in September 1996 because they have an antidilutive effect.